Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS SECOND QUARTER 2014 RESULTS

London, England, July 30, 2014 – Noble Corporation plc (NYSE: NE) today reported second quarter 2014 net income of $235 million, or $0.91 per diluted share, compared to $256 million, or $0.99 per diluted share, for the first quarter of 2014. For the second quarter of 2013, net income totaled $177 million, or $0.69 per diluted share. Results for the second quarter of 2013 included $18 million, or $0.06 per diluted share, related to cancellation of a contract awarded to a jackup rig under construction. Revenues for the second quarter of 2014 were $1.2 billion compared to $1.3 billion in the first quarter of 2014 and $1.0 billion in the second quarter of 2013.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc noted, “Second quarter results benefited from our strategy to shift the fleet toward a greater mix of premium rigs with contributions from two new jackup rigs, the Noble Houston Colbert and Noble Regina Allen. In addition, revenues in the quarter were supported by contractual dayrate increases on several rigs and the commencement of a contract for the Noble Paul Romano, which returned to work in May. However, due to planned regulatory inspection and maintenance shipyard projects for several rigs, revenues for the second quarter declined modestly when compared to first quarter 2014.

“As of the close of the second quarter, Noble has added nine new, technically advanced rigs to its fleet since 2011. Two additional new rigs are expected to commence operations during the third quarter with the arrival of the ultra-deepwater drillship Noble Sam Croft in the U.S. Gulf of Mexico and the high-specification jackup Noble Sam Turner in the North Sea. Operating performance on our new rigs has continued to improve due in part to the implementation of previously announced operational readiness procedures and crew competency measures. We believe these improvements are sustainable and should continue to drive operating performance.”

MORE

Contract drilling services revenues for the second quarter of 2014 reached $1.2 billion, a slight decline of less than 1 percent from revenues reported during the first quarter of 2014. The slight decrease was the result of increased non-operating days in the quarter as six rigs began planned shipyard projects, substantially offset by favorable contractual pricing increases, most notably on the Noble Bully II, Noble Roger Lewis, Noble Jimmy Puckett and Noble Discoverer, and revenues received from newbuilds beginning their first contracts. Fleet operating days decreased 4 percent during the quarter due to an increase in shipyard days. As a result, fleet utilization decreased to 79 percent as compared to 84 percent during the first quarter of 2014. Offsetting the utilization decrease was an increase in average daily revenues, up 3 percent in the second quarter to $231,000 compared to the previous quarter average of $223,600, reflecting the addition of premium assets and favorable contract prices on existing rigs. Contract drilling operating costs increased marginally in the second quarter to $577 million compared to $561 million in the first quarter of 2014. Higher costs associated with adding newbuild rigs to the fleet were almost entirely offset by a reduction in mobilization and repair and maintenance costs.

Net cash from operating activities was $526 million in the second quarter of 2014 as compared to $506 million for the first quarter of the year. Capital expenditures in the second quarter totaled $699 million, including $510 million related to the Company’s fleet expansion program. As of June 30, 2014, approximately $1.1 billion in capital expenditures was required to complete the remaining three projects in the Company’s newbuild program, comprised of one ultra-deepwater drillship and two high-specification jackups.

Debt as a percentage of total capitalization at June 30, 2014 was 39 percent, a slight increase from 38 percent at March 31, 2014, while liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, totaled $772 million compared to $1.03 billion at March 31, 2014. The decrease in liquidity primarily relates to final milestone payments on newbuild rigs, partially offset by cash flows from operating activities.

Operating Highlights

The Company’s total contract backlog at June 30, 2014 was an estimated $13.4 billion compared to $14.3 billion at March 31, 2014, reflecting a reduced pace of customer contractual activity during the first half of 2014.

Utilization of the Company’s floating rig fleet (semisubmersibles and drillships) decreased to 81 percent in the second quarter of 2014 from 85 percent in the first quarter of 2014. Excluding the impact of two cold stacked rigs, utilization would have been 88 percent in the second quarter of 2014 and 92 percent in the first quarter of 2014. The decline in utilization was a result of the Noble Paul Wolff completing its contract with Petrobras in April coupled with downtime for planned maintenance on the Noble Dave Beard in Brazil and the Noble Amos Runner in the U.S. Gulf of Mexico. The Noble Amos Runner project is expected to extend through the third quarter of 2014. Average daily revenues in the floating rig fleet were $401,200 in the second quarter of 2014, an improvement of approximately 2 percent compared to $393,300 in the first quarter of 2014.

Second quarter 2014 utilization of the Company’s jackup rig fleet was 80 percent, a decrease from 86 percent utilization achieved during the first quarter of 2014. The decline in utilization was due to an increase in shipyard days on certain rigs in West Africa and in the North Sea, together with greater idle time due to the completion of contracts for the Noble David Tinsley and the Noble Kenneth Delaney during the quarter. Average daily revenues during the second quarter improved by approximately 5 percent to $130,900 from $125,000 during the first quarter of 2014. The increase in dayrates is primarily the result of favorable contractual repricing, and the impact of dayrates on the newbuild jackups Noble Regina Allen and Noble Houston Colbert.

At the end of the second quarter of 2014, 74 percent of the Company’s available rig operating days for both floater and jackup units were committed for the remainder of 2014. For 2015, an estimated 50 percent of the available rig operating days were committed, including 59 percent and 46 percent of the floating and jackup rig days, respectively. The calculations for committed operating days include available days for two floaters and one jackup, all of which are currently cold stacked and also contract backlog associated with the Paragon Offshore rigs.

Outlook

Williams closed by stating, “On August 1, Noble will complete the spin-off of Paragon Offshore, creating a separate and distinct company focused on the operation of standard capability rigs. The transaction represents a critical step in transforming Noble into one of the offshore drilling industry’s premier fleets, one possessing the modern features and versatility to address the increasing technical complexity of many of our customers’ well programs today and in the future. As for Paragon, we believe it is positioned to excel in the standard specification drilling sector, with well-maintained and efficient rigs, highly-proficient crews, a strong customer base and a talented management team.

“We are delighted to reach this point in our strategic transformation and believe the completion of the spin-off will provide Noble with an improved competitive posture and an enhanced platform for creating shareholder value. We strongly believe our improved fleet mix, improving operations performance, best-in-class shipyard execution, demonstrated contracting expertise and improving free cash flow, place the Company in an advantageous position to address opportunities expected in the next phase of the industry cycle.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 77 offshore drilling units (including one ultra-deepwater drillship and two high-specification jackup drilling rigs currently under construction) located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India, Malaysia, Argentina and Australia.

Following the spin-off of Paragon Offshore, Noble will own and operate one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. The 35 rig fleet, consisting of 20 semisubmersibles and drillships and 15 jackups, are focused largely on ultra-deepwater and high-specification jackup drilling opportunities in many of the world’s established and emerging regions. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Noble Corporation plc is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Forward Looking Disclosure Statement

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its second quarter 2014 results on Thursday, July 31, 2014, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 88248309, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, July 31, 2014, beginning at 12:00 p.m. U.S. Central Daylight Time, through Friday, August 29, 2014, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 88248309. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating revenues
Contract drilling services	$1,200,406	$975,455	$2,406,710	$1,904,192
Reimbursables	31,811	28,260	68,464	49,434
Labor contract drilling services	8,146	13,603	16,358	34,657
Other	—	67	1	77

	1,240,363	1,017,385	2,491,533	1,988,360

Operating costs and expenses
Contract drilling services	577,134	487,971	1,138,265	968,097
Reimbursables	22,460	22,701	53,066	37,623
Labor contract drilling services	6,261	9,349	12,487	21,598
Depreciation and amortization	254,394	212,589	500,299	418,745
General and administrative	27,080	26,850	52,717	52,419
Non-recurring spin-off related costs	6,458	4,065	18,863	8,027
Gain on contract extinguishment	—	—	—	(1,800)

	893,787	763,525	1,775,697	1,504,709

Operating income	346,576	253,860	715,836	483,651
Other income (expense)
Interest expense, net of amount capitalized	(36,351)	(24,665)	(76,743)	(51,966)
Interest income and other, net	(328)	955	(1,518)	530

Income before income taxes	309,897	230,150	637,575	432,215
Income tax provision	(52,435)	(36,824)	(106,871)	(71,176)

Net income	257,462	193,326	530,704	361,039
Net income attributable to noncontrolling interests	(22,903)	(16,706)	(39,819)	(34,359)

Net income attributable to Noble Corporation	$234,559	$176,620	$490,885	$326,680

Net income per share
Basic	$0.91	$0.69	$1.90	$1.28
Diluted	$0.91	$0.69	$1.90	$1.27

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$140,537	$114,458
Accounts receivable	889,942	949,069
Prepaid expenses and other current assets	381,597	327,408

Total current assets	1,412,076	1,390,935

Property and equipment, at cost	20,391,892	19,198,767
Accumulated depreciation	(5,118,363)	(4,640,677)

Property and equipment, net	15,273,529	14,558,090

Other assets	304,295	268,932

Total assets	$16,989,900	$16,217,957

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$365,961	$347,214
Accrued payroll and related costs	148,447	151,161
Dividends payable	—	128,249
Other current liabilities	386,406	425,291

Total current liabilities	900,814	1,051,915

Long-term debt	6,013,946	5,556,251
Deferred income taxes	233,419	225,455
Other liabilities	338,888	334,308

Total liabilities	7,487,067	7,167,929

Commitments and contingencies
Equity
Total shareholders’ equity	8,777,479	8,322,583
Noncontrolling interests	725,354	727,445

Total equity	9,502,833	9,050,028

Total liabilities and equity	$16,989,900	$16,217,957

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities
Net income	$530,704	$361,039
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	500,299	418,745
Other changes in operating activities	820	(133,719)

Net cash from operating activities	1,031,823	646,065

Cash flows from investing activities
New construction	(836,251)	(752,332)
Other capital expenditures	(352,744)	(430,253)
Capitalized interest	(27,409)	(61,726)
Other investing activities	(11,813)	(39,047)

Net cash from investing activities	(1,228,217)	(1,283,358)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	707,472	941,653
Dividend payments	(193,740)	(66,672)
Repayment of long-term debt	(250,000)	(300,000)
Other financing activities	(41,259)	(53,573)

Net cash from financing activities	222,473	521,408

Net change in cash and cash equivalents	26,079	(115,885)
Cash and cash equivalents, beginning of period	114,458	282,092

Cash and cash equivalents, end of period	$140,537	$166,207

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2014			2013			2014
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$1,200,406	$—	$1,200,406	$975,455	$—	$975,455	$1,206,304	$—	$1,206,304
Reimbursables	29,291	2,520	31,811	28,000	260	28,260	36,133	520	36,653
Labor contract drilling services	—	8,146	8,146	—	13,603	13,603	—	8,212	8,212
Other	—	—	—	67	—	67	1	—	1

	$1,229,697	$10,666	$1,240,363	$1,003,522	$13,863	$1,017,385	$1,242,438	$8,732	$1,251,170

Operating costs and expenses
Contract drilling services	$577,134	$—	$577,134	$487,971	$—	$487,971	$561,131	$—	$561,131
Reimbursables	21,481	979	22,460	22,469	232	22,701	30,118	488	30,606
Labor contract drilling services	—	6,261	6,261	—	9,349	9,349	—	6,226	6,226
Depreciation and amortization	249,701	4,693	254,394	209,082	3,507	212,589	241,574	4,331	245,905
General and administrative	26,845	235	27,080	26,378	472	26,850	25,428	209	25,637
Non-recurring spin-off related costs	1,441	5,017	6,458	—	4,065	4,065	320	12,085	12,405

	$876,602	$17,185	$893,787	$745,900	$17,625	$763,525	$858,571	$23,339	$881,910

Operating income	$353,095	$(6,519)	$346,576	$257,622	$(3,762)	$253,860	$383,867	$(14,607)	$369,260

Operating statistics
Jackups:
Average Rig Utilization	80%			92%			86%
Operating Days	3,272			3,594			3,413
Average Dayrate	$130,851			$116,266			$124,962
Semisubmersibles:
Average Rig Utilization	73%			76%			79%
Operating Days	924			970			993
Average Dayrate	$394,605			$370,117			$392,620
Drillships:
Average Rig Utilization	92%			78%			92%
Operating Days	1,001			637			990
Average Dayrate	$407,259			$311,490			$393,892
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	79%			83%			84%
Operating Days	5,197			5,201			5,396
Average Dayrate	$231,003			$187,537			$223,559

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Allocation of net income
Basic
Net income attributable to Noble Corporation	$234,559	$176,620	$490,885	$326,680
Earnings allocated to unvested share-based payment awards	(3,776)	(2,169)	(8,048)	(3,822)

Net income to common shareholders—basic	$230,783	$174,451	$482,837	$322,858

Diluted
Net income attributable to Noble Corporation	$234,559	$176,620	$490,885	$326,680
Earnings allocated to unvested share-based payment awards	(3,774)	(2,167)	(8,046)	(3,819)

Net income to common shareholders—diluted	$230,785	$174,453	$482,839	$322,861

Weighted average number of shares outstanding—basic	254,238	253,295	254,090	253,184
Incremental shares issuable from assumed exercise of stock options	97	261	116	265

Weighted average number of shares outstanding—diluted	254,335	253,556	254,206	253,449

Weighted average unvested share-based payment awards	4,156	3,150	4,172	2,998

Earnings per share
Basic	$0.91	$0.69	$1.90	$1.28
Diluted	$0.91	$0.69	$1.90	$1.27